SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                          Danielson Holding Corporation
                      -------------------------------------
                                (Name of issuer)

                     Common Stock, $.10 par value per share
                     ---------------------------------------
                         (Title of class of securities)

                                    236274106
                                  ------------
                                 (CUSIP number)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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  1       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          EQSF Advisers, Inc.
          (EIN 13-3354359)
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  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [   ]
                                                                     (b)  [   ]
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  3       SEC USE ONLY
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  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          New York Corporation

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                                  5      SOLE VOTING POWER
                                              803,669

           NUMBER OF            ------------------------------------------------
                                ------------------------------------------------
            SHARES                6      SHARED VOTING POWER
         BENEFICIALLY                        None

           OWNED BY             ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER
                                             803,669

             WITH               ------------------------------------------------
                                ------------------------------------------------
                                  8       SHARED DISPOSITIVE POWER
                                             None

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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 803,669

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 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [ ]
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 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              4.12%

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          TYPE OF REPORTING PERSON*
 12
                   IA

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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  1       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          M.J. Whitman Advisers, Inc.

          (EIN 13-3686379)

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  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [   ]
                                                                     (b)  [   ]
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  3       SEC USE ONLY
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  4       CITIZENSHIP OR PLACE OF ORGANIZATION
               New York Corporation

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                                  5      SOLE VOTING POWER
                                              7,600

           NUMBER OF            ------------------------------------------------
                                ------------------------------------------------
            SHARES                6      SHARED VOTING POWER
         BENEFICIALLY

           OWNED BY                           None
                                ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER
                                             9,100

                                ------------------------------------------------
                                ------------------------------------------------
             WITH                 8       SHARED DISPOSITIVE POWER
                                                None

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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,100

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 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                 [ ]
--------------------------------------------------------------------------------
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 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.05%

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          TYPE OF REPORTING PERSON*
 12
                   IA

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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  1       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   Martin J. Whitman


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  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)   [   ]
                                                                  (b)   [   ]
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  3       SEC USE ONLY
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  4       CITIZENSHIP OR PLACE OF ORGANIZATION
                    USA

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                                  5      SOLE VOTING POWER
           NUMBER OF                           449,465 (See Item 4)
                                ------------------------------------------------
                                ------------------------------------------------
                                  6      SHARED VOTING POWER
           SHARES                                  None
         BENEFICIALLY

           OWNED BY             ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER
                                            449,465 (See Item 4)
                                ------------------------------------------------
                                ------------------------------------------------
          PERSON WITH            8       SHARED DISPOSITIVE POWER
                                             449,465

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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   -0-    (See Item 4)

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 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
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 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.90%

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 12       TYPE OF REPORTING PERSON*

                   IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

         (a)      NAME OF ISSUER:
                  ---------------
                  Danielson Holding Corporation (the "Issuer").

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES OR, IF NONE,
                  RESIDENCE:
                  --------------------------------------------------------------
                    767 Third Avenue, New York, NY 10017
Item 2.

         (a)      NAME OF PERSON FILING:
                  ----------------------

     This schedule is being jointly filed by EQSF Advisers, Inc. ("EQSF"), M.J. Whitman Advisers, Inc. ("MJWA") and Martin J. Whitman, an Executive Officer of EQSF and MJWA and controlling person of EQSF and MJWA. (EQSF, MJWA and Martin J.Whitman are sometimes collectively referred to hereinafter as "Filer"). Attached hereto as an exhibit is a copy of the jointSchedule 13G filing agreement among the reporting persons.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  -------------------------------------

                  The address of the principal executive office of EQSF, MJWA and Mr. Whitman is: 767 Third Avenue, New York, New York 10017-2023.

         (c)      CITIZENSHIP:
                  ------------

                  The citizenship or place of organization of each of the reporting persons is as follows:

                  EQSF

                  ----
                  New York State Corporation.


                  MJWA

                  ----
                  New York State Corporation.


                  MARTIN J. WHITMAN
                  -----------------
                  United States Citizen.


         (d)      TITLE OF CLASS OF SECURITIES:
                  -----------------------------
                  Common Stock, $.10 par value per share.

         (e)      CUSIP NUMBER:
                  -------------
                  236274106

Item 3. IF THIS STATEMENT IS BEING FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

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                  (e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940 (EQSF and MJWA).

Item 4.  OWNERSHIP.
         ---------

                (a)&(b) EQSF  beneficially  owns 803,669  shares, or
                        4.12% of the  class of  securities  of the  issuer.
                        MJWA beneficially owns 9,100 shares, or 0.05% of the class of securities of the issuer. Martin J. Whitman beneficially owns 449,465 shares, or 2.30% of the class of securities of the issuer.

                  (c)  (i) EQSF: 803,669
                           MJWA: 7,600
                           MJW:  449,465


                        (ii) Not applicable.

                       (iii) EQSF: 803,699
                             MJWA:  9,100
                             MJW:  449,465

                       (iv) Not applicable.

     Mr. Whitman disclaims beneficial ownership of EQSF and MJWA share holdings. The reporting entitities did not and do not act in concert or as a group in acquiring holding or disposing of the common stock.

Item 5.  Ownership of Five Percent or Less of a Class.
         ---------------------------------------------
                  Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ----------------------------------------------------------------

     Third Avenue Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 803,669 of the shares reported by EQSF. Various clients for whom MJWA acts as investment advisor have the right to receive dividends from, and the proceeds of the sale of, the shares reported by MJWA. Martin J. Whitman has the right to receive dividends from, and the proceeds from the sale of, 449,465 of the shares reported by Martin J. Whitman.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
        ------------------------------------------------------------------------

                  Not Applicable.

Item 8.  Identification and Classification of Members of the Group.
         ----------------------------------------------------------
                  Not applicable.

Item 9.  Notice of Dissolution of Group.
         -------------------------------
           Not applicable.

Item 10. Certification.
         --------------
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 July 10, 2001
                                            -----------------------
                                              (Date)




                                            EQSF ADVISERS, INC.

                                            By:/s/ MARTIN J. WHITMAN
                                            --------------------------
                                            Martin J. Whitman
                                            Chairman, President and
                                            Chief Executive Officer


                                            M.J. WHITMAN ADVISERS, INC.

                                            By:/s/ MARTIN J. WHITMAN
                                            --------------------------
                                            Martin J. Whitman
                                            Chairman and Chief Executive Officer

                                            /s/  MARTIN J. WHITMAN
                                            --------------------------
                                            Martin J. Whitman, President